EXHIBIT 3.1
                                                              -----------

                                  AMENDMENT

                                     TO

                            BY-LAWS (AS AMENDED)

                                     OF

                    GENERAL EMPLOYMENT ENTERPRISES, INC.


        The following amendment to the By-Laws (as amended) of General Employment Enterprises, Inc. (the "Company") was unanimously approved by the Company's Board of Directors on March 27, 2009:

        1. Article III, Section 8 of the By-Laws was amended and restated in its entirety as follows:

             "SECTION 8. VACANCIES. Any vacancy occurring in the board of directors and directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or special meeting of shareholders called for that purpose or a majority of directors may fill one or more vacancies arising between meetings of shareholders by reason of an increase in the number of directors or otherwise. A director elected to fill a vacancy shall serve until the next annual meeting of shareholders."